EXHIBIT 11


                                    BIOGEN, INC. and SUBSIDIARIES

                                  Computation of Earnings Per Share

                              (in thousands, except per share amounts)


                                                1994        1993        1992


Primary earnings (loss) per share

Weighted average number of
   shares outstanding. . . . . . . . . . . . . 32,774      31,972       31,025
Shares deemed outstanding from
   the assumed exercise of stock
   options and warrants. . . . . . ..            --        2,748        3,173

Total. . . . . . . . . . . . . . . . .         32,774      34,720      34,198



Net income (loss) . . . . . . . . .  .       $ (4,897)   $ 32,417     $ 38,311

Primary earnings (loss) per
   share of common stock . . . . . . .       $  (0.15)   $   0.93     $   1.12


Fully diluted earnings (loss) per share

Weighted average number of
   shares outstanding. . . . . .  . . .         32,774      31,972       31,025
Shares deemed outstanding from
   the assumed exercise of stock
   options and warrants. . . . . . . .            --        3,152        4,404

Total. . . .. . . . . . . . . . . . . .         32,774      35,124       35,429



Net income (loss). . . . . . . . . . .       $ (4,897)   $ 32,417     $ 38,311

Fully diluted earnings (loss)
   per share of common stock . . . . .       $  (0.15)(a)$0.92(a)     $   1.08


(a) This calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.